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                                                                     EXHIBIT 5.1

                         [LETTERHEAD OF TROY & GOULD]

                                March 31, 1995
                                                                    FILE NO.

                                                                         UNIF-12

United States Filter Corporation
73-710 Fred Waring Drive
Palm Desert, California  92260

     Re: Registration Statement on Form S-3
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Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3, as amended by Amendment No. 1 thereto (the "Registration Statement"), of United States Filter Corporation (the "Company"), exhibits filed in connection therewith and the form of Prospectus related thereto that you have filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 5,000,000 shares of Common Stock, plus 750,000 additional shares to cover over-allotments, if any (collectively, the "Shares"), to be issued and sold by the Company. The Shares are to be sold to Donaldson, Lufkin & Jenrette Securities Corporation and PaineWebber Incorporated, as representatives of the several underwriters, on a firm commitment basis pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into between the Company and the underwriters listed in the Underwriting Agreement.

     For purposes of this opinion, we have examined such matters of law and originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have relied upon certificates of public
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United States Filter Corporation
March 31, 1995
Page 2

officials and certificates of officers of the Company for the accuracy of material factual matters contained therein that were not independently established.

     Based on the foregoing, it is our opinion that, subject to effectiveness with the SEC (such Registration Statement as finally declared effective and the form of Prospectus filed pursuant to Rule 424(b) under the Securities Act being hereinafter referred to as the "Registration Statement" and the "Prospectus," respectively) and to registration or qualification under the securities laws of the states in which securities may be sold, the Shares are duly and validly authorized and, upon the sale and issuance thereof in the manner referred to in the Registration Statement, and upon payment therefor, will be legally issued, fully paid and nonassessable.

    We consent to the use of our name under the caption "Legal Matters" in the Prospectus and the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                              Very truly yours,

                                              /s/ Troy & Gould
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                                              TROY & GOULD
                                              Professional Corporation